Exhibit 99.2

Press Release For immediate release

Invesco Mortgage Capital Inc. Announces Quarterly Common and Preferred Stock Dividends and Share Repurchase Activity
Investor Relations Contact: Tony Semak, 800-241-5477

Atlanta – December 15, 2015 -- Invesco Mortgage Capital Inc. (NYSE: IVR) today announced that its Board of Directors declared quarterly dividends on shares of its common stock and Series A and Series B preferred stock.

Common Stock Dividend
The Company’s Board of Directors today declared a cash dividend of $0.40 per share of common stock for the fourth quarter of 2015. The dividend will be paid on January 26, 2016 to stockholders of record on December 28, 2015, with an ex-dividend date of December 23, 2015.

Series A Preferred Stock Dividend
The Board of Directors declared a quarterly cash dividend on its 7.75% Series A Preferred Stock of $0.4844 per share. The dividend will be paid on January 25, 2016 to stockholders of record on January 1, 2016.

Series B Preferred Stock Dividend
The Board of Directors also declared a quarterly cash dividend on its 7.75% Fixed-to-Floating Series B Preferred Stock of $0.4844 per share. The dividend will be paid on March 28, 2016 to stockholders of record on March 5, 2016.

Share Repurchases
As of December 15, 2015, the Company has repurchased approximately $75 million of common stock during the fourth quarter of 2015.

About Invesco Mortgage Capital Inc.
Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management firm. Additional information is available at www.invescomortgagecapital.com.